February 24, 2021
Mr. William F. Doyle
c/o Novocure USA LLC
195 Commerce Way
Portsmouth, New Hampshire 03801

Dear Mr. Doyle:

The purpose of this letter amendment (this “Amendment”) is to amend certain terms set forth the letter agreement dated as of May 16, 2016 (the “Agreement”) between you and Novocure USA LLC, a Delaware limited liability company (the “Company”) regarding your employment with the Company and to agree to other matters. Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Agreement.

The Company and you agree that the last sentence of Section 1 of the Agreement is hereby amended to read as follows, “You will carry out your day-to-day activities hereunder in an office of the Company to be located in the Portsmouth, New Hampshire area.” Further, the Company and agree that for purposes of the definition of “Good Reason” set forth in Section 6(e)(iv) of the Agreement, the “location” referred to therein shall refer to the Company’s office at 195 Commerce Way, Portsmouth, New Hampshire 03801.

Further, the Company and you agree that the vesting dates for tranche of Restricted Stock Units (RSUs) of the Company granted to you on February 27, 2018 that are scheduled to vest on February 27, 2021 and the tranche of RSUs of the Company granted to you on March 22, 2019 that are scheduled to vest on March 5, 2021, are hereby amended, and such RSUs tranches will collectively vest instead on March 31, 2021. No other tranches or grants are affected.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the dates set forth below.

NOVOCURE USA LLC

By:______________________
Name: Wilco Groenhuysen
Title: Chief Operating Officer

EXECUTIVE
By:______________________
Name: William F. Doyle
Dated:
1